Exhibit 5.1


                        [Hunton & Williams Letterhead]



                               October 18, 1996

Board of Directors
World Airways, Inc.
13873 Park Center Road, Suite 490
Herndon, VA  22701


                            World Airways, Inc.
                    Registration Statement on Form S-8

Ladies & Gentlemen:

     We are acting as counsel for World Airways, Inc. (the "Company") in connection with its Registration Statement on Form S-8, as filed with the Securities and Exchange Commission, with respect to up to 1,100,000 shares of the Company's Common Stock to be issued by the Company (the "Shares") pursuant to the World Airways, Inc. 1995 Stock Option Plan (the "Plan"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and, when such shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                              Very truly yours,